EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE THREE AND SIX MONTHS ENDED
JUNE 30, 2018

Willimantic, Connecticut — July 25, 2018. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $3.4 million, or $0.28 diluted earnings per share, for the quarter ended June 30, 2018 versus $2.8 million, or $0.24 diluted earnings per share, for the quarter ended June 30, 2017. The Company reported net income of $5.4 million, or $0.45 diluted earnings per share, for the six months ended June 30, 2018 compared to $4.6 million, or $0.38 diluted earnings per share, for the six months ended June 30, 2017.

Net interest income increased $385,000 to $11.1 million and $812,000 to $22.0 million for the three and six months ended June 30, 2018, respectively, as compared to the same periods in 2017. Net interest income increased primarily as a result of increases in the average balance of loans and the average yield earned on loans and other interest-earning assets and a reduction in the average balance of FHLB advances, partially offset by increases in the average balance and rate paid on deposits and decreases in the average balance and yield on investment securities. The increase in yields and rates paid reflects the rising interest rate environment.

The provision for loan losses increased $118,000 and $683,000 for the three and six months ended June 30, 2018, respectively, compared to the same periods in 2017, primarily due to increases in nonperforming loans, loan charge-offs, reserves for impaired loans and an increase in commercial real estate loans, which carry a higher degree of risk than other loans held in the loan portfolio. At June 30, 2018, nonperforming loans increased to $7.9 million compared to $4.7 million at June 30, 2017, resulting from increases in nonperforming multi-family and commercial real estate, commercial business and residential real estate loans of $2.5 million, $363,000 and $275,000, respectively. Net loan charge-offs were $57,000 and $112,000 for the three and six months ended June 30, 2018, respectively, compared to net loan charge-offs of $23,000 and $3,000 for the three and six months ended June 30, 2017, respectively.

Noninterest income decreased $320,000 to $3.3 million and $435,000 to $5.7 million for the three and six months ended June 30, 2018, respectively, compared to the same periods in the prior year. The decreases were due to a pre-tax gain in May 2017 of $795,000 on the sale of the Company's trust and asset management business, partially offset by income of $684,000 resulting from the release of funds held in escrow related to the December 2016 sale of the Company's ownership interest in Vantis Life Insurance Company. Wealth management fees decreased $183,000 and $501,000 for the three and six months ended June 30, 2018, respectively, versus the comparable periods in the prior year as a result of the sale of the Company's trust and asset management business in 2017. Fees earned from mortgage banking activities decreased $122,000 and $63,000 for the three and six months ended June 30, 2018, respectively, primarily as a result of lower gains on residential fixed-rate loan sales versus the comparable periods in 2017. The cash surrender value of bank owned life insurance increased $94,000 and $179,000 for the three and six months ended June 30, 2018, respectively, compared to the same periods in the prior year resulting from the purchase of new policies in October 2017.

Noninterest expenses decreased $170,000 and $461,000 for the three and six months ended June 30, 2018, respectively, compared to the same periods in 2017. Other real estate operations decreased $224,000 and $199,000 for the three and six months ended June 30, 2018, respectively, compared to the same periods in 2017 due to the sale of four foreclosed properties held by the Bank. Outside professional services decreased $49,000 and $94,000 for the three and six months ended June 30, 2018, respectively, versus the same periods in 2017 due to a decrease in consulting expense. Regulatory assessments decreased $53,000 and $74,000 for the three and six months ended June 30, 2018, respectively, as a result of a lower FDIC assessment rate. Computer and electronic banking expenses decreased $2,000 and $94,000 for the three and six months ended June 30, 2018, respectively, versus the comparable period in 2017 as a result of contract renegotiations with a third party provider for electronic banking services. Occupancy and equipment decreased $44,000 for the three months ended June 30, 2018, primarily due to lower lease expense versus an increase of $31,000 for the first six months of 2018 compared to 2017, primarily due to higher snow removal costs. Salaries and benefits increased $77,000 and $79,000 for the three and six months ended June 30, 2018, respectively, due to an increase in employee compensation, benefits and related taxes.

Total assets increased $14.8 million, or 0.9%, to $1.60 billion at June 30, 2018, principally due to increases of $16.1 million in net loans receivable, $3.1 million in loans held for sale and $2.9 million in cash and cash equivalents, offset by a decrease of $7.2 million in available for sale securities. The higher balance of net loans receivable reflects increases of $57.2 million, $4.3 million and $2.3 million in multi-family and commercial real estate loans, condominium association loans and construction loans, respectively, offset by decreases of $21.1 million, $15.5 million, $7.2 million and $5.0 million in residential mortgage loans, SBA and USDA guaranteed loans, timeshare loans and consumer loans, respectively. The reduction in residential mortgage loans reflects the sale of $40.9 million of long-term fixed-rate loans in the secondary market. Multi-family and commercial real estate originations increased $72.3 million for the first half of 2018 compared to the same period in 2017. Originations of commercial business loans, consumer loans and residential real estate loans decreased $14.1 million, $2.8 million and $2.7 million, respectively, during the first half of 2018 compared to the same period in 2017.

Total liabilities increased $15.1 million, or 1.1%, to $1.43 billion at June 30, 2018, primarily due to increases in deposits of $17.7 million, or 1.5%, which included increases in NOW and money market accounts of $11.8 million, certificates of deposit of $6.7 million and noninterest-bearing deposits of $2.4 million, offset by a decrease in savings accounts of $2.8 million. Although market competition has intensified, deposit growth remained strong due to competitively-priced deposit products and marketing initiatives. Borrowings decreased $6.6 million from $178.3 million at December 31, 2017 to $171.7 million at June 30, 2018, resulting from repayments of Federal Home Loan Bank advances with funds from excess deposits.

Total shareholders' equity decreased $224,000 from $168.5 million at December 31, 2017 to $168.3 million at June 30, 2018. The decrease in shareholders' equity was attributable to the repurchase of common shares totaling $3.2 million, dividends paid of $1.4 million and unrealized losses on securities included in other comprehensive income of $1.4 million, partially offset by net income of $5.4 million. At June 30, 2018, the Bank’s regulatory capital exceeded the amounts required for the Bank to be considered “well-capitalized” under applicable regulatory capital guidelines.

“We continue to have success implementing the Company's strategic plan by migrating the balance sheet to a more commercial-focused loan portfolio. Deposit and commercial loan growth, coupled with lower operating expenses, have resulted in improved earnings and earnings per share year over year," commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-three branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, including the section entitled “Risk Factors,” and subsequent Quarterly Reports on Form 10-Q filed with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	June 30,	December 31,
(In Thousands / Unaudited)	2018	2017

ASSETS
Noninterest-bearing cash and due from banks	$16,664	$16,872
Interest-bearing cash and cash equivalents	69,736	66,614
Securities	160,358	167,545
Loans held for sale	3,900	835
Loans receivable, net	1,253,315	1,237,174
Bank-owned life insurance	34,167	33,726
Premises and equipment, net	19,151	19,409
Intangible assets	16,592	16,893
Deferred tax asset	6,808	6,412
Other real estate owned, net	625	1,226
Other assets	14,483	14,250
Total assets	$1,595,799	$1,580,956

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$1,225,770	$1,208,047
Borrowings	171,739	178,342
Other liabilities	30,033	26,086
Total liabilities	1,427,542	1,412,475

Shareholders' equity	168,257	168,481
Total liabilities and shareholders' equity	$1,595,799	$1,580,956

SELECTED OPERATING DATA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In Thousands / Unaudited)	2018	2017	2018	2017

Interest and dividend income	$14,063	$13,498	$27,817	$26,700
Interest expense	2,997	2,817	5,826	5,521
Net interest income	11,066	10,681	21,991	21,179

Provision for loan losses	288	170	1,013	330
Net interest income after provision for loan losses	10,778	10,511	20,978	20,849

Noninterest income	3,319	3,639	5,713	6,148
Noninterest expenses	9,853	10,023	19,904	20,365
Income before income taxes	4,244	4,127	6,787	6,632

Income tax provision	891	1,285	1,428	2,071
Net income	$3,353	$2,842	$5,359	$4,561

SELECTED OPERATING DATA - Concluded:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2018	2017	2018	2017

Earnings per share:
Basic	$0.28	$0.24	$0.45	$0.39
Diluted	$0.28	$0.24	$0.45	$0.38

Weighted average shares outstanding:
Basic	11,867,248	11,847,905	11,888,023	11,838,075
Diluted	11,954,990	11,940,639	11,975,029	11,927,968

SELECTED FINANCIAL RATIOS:

	At or For the		At or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in Thousands, Except per Share Data / Unaudited)	2018	2017	2018	2017

Selected Performance Ratios: (1)
Return on average assets	0.84%	0.72%	0.68%	0.58%
Return on average equity	7.92	6.75	6.36	5.48
Interest rate spread	2.75	2.67	2.78	2.68
Net interest margin	2.97	2.87	2.98	2.88
Efficiency ratio (2)	68.49	69.99	71.85	74.52

Asset Quality Ratios:
Allowance for loan losses			$13,235	$12,147
Allowance for loan losses as a percent of total loans (3)			1.05%	0.98%
Allowance for loan losses as a percent of nonperforming loans			167.49	258.28
Nonperforming loans			$7,902	$4,703
Nonperforming loans as a percent of total loans (3)			0.63%	0.38%
Nonperforming assets (4)			$8,527	$5,746
Nonperforming assets as a percent of total assets			0.53%	0.36%

Per Share Data:
Book value per share			$13.98	$13.82
Less: Intangible assets per share(5)			(1.38)	(1.41)
Tangible book value per share (5)			12.60	12.41
Dividends declared per share			$0.12	$0.10

(1) Quarterly ratios have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income.
(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $16.6 million and $17.2 million at June 30, 2018 and 2017, respectively.

CONTACT:
Catherine Pomerleau, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514